                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

         Joyce                      Stephen                    D.
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   (Last)                           (First)             (Middle)
         1300 East Mulberry
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                                    (Street)
         Fort Collins                CO                      80524
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   (City)                           (State)              (Zip)

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2. Issuer Name and Ticker or Trading Symbol

         Avert, Inc.                        AVRT
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year
         May, 2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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      COMMON STOCK                                                                       92,000          D
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      COMMON STOCK                                                                       14,000          I    SHARES OWNED
                                                                                                               BY CHILDREN
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      COMMON STOCK                                                                       77,00  0        I    SHARES OWNED
                                                                                                              BY PENSION

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                  Page 1 of 2

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option to Buy(See 1) 6.38                                    05/18/98  05/18/02  Common  1,000             1,000     D
                                                                                  Stock
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Option to Buy(See 1) 6.63                                    05/18/99  05/18/03  Common  1,000             1,000     D
                                                                                  Stock
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Option to Buy(See 1) 6.25                                    05/18/00  05/18/04  Common  1,000             1,000     D
                                                                                  Stock
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Option to Buy(See 2) 19.86                                   05/31/01  05/31/05  Common  1,000             1,000     D
                                                                                  Stock
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Option to Buy(See 2) 18.98  05/31/01   A    V   1,000        05/31/02  05/31/06  Common  1,000             1,000     D
                                                                                  Stock
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Explanation of Responses:

Explanation of Responses:
(1)   These options were automatically granted on the anniversary date on which Steve Joyce was elected to the
      Board of Directors.
(2)   These options were automatically granted upon shareholder approval of additional shares of the
      Non-Employee Director's Stock
      Option Plan on 05/31/00.

/s/      Stephen D. Joyce                                      June 20, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedures.

       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic  format at the option of the reporting person pursuant to ruke 101(b)(4) of Regulatiob S-T.

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